Exhibit 99(c)
EXECUTION VERSION
SETTLEMENT AGREEMENT
THIS SETTLEMENT AGREEMENT, dated as of July 21, 2009 (the “Agreement”), is entered into between Delphi Corporation (“Delphi”) and the Pension Benefit Guaranty Corporation (the “PBGC,” and together with Delphi, each a “Party” and together the “Parties”).
RECITALS:
WHEREAS, on October 8 and 14, 2005, (the “Petition Date”), Delphi and certain of its subsidiaries and affiliates, debtors and debtors-in-possession in the above-captioned cases (collectively, the “Debtors”) filed voluntary petitions under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as then amended (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);
WHEREAS, as of the date of this Agreement, Delphi or another Debtor is the plan sponsor of the Delphi Retirement Program for Salaried Employees (the “Salaried Plan”), the Delphi Mechatronic Systems Retirement Program, the ASEC Manufacturing Retirement Program, the Packard-Hughes Interconnect Bargaining Retirement Plan (the “Bargaining Plan”), the Packard-Hughes Interconnect Non-Bargaining Retirement Plan, and the Delphi Hourly-Rate Employees Pension Plan (the “Hourly Plan”) (together, the “Pension Plans” and each, a “Pension Plan”) under 29 U.S.C. § 1002(16)(B). Each of the Pension Plans is a single employer, defined benefit pension plan covered by the single-employer plan termination provisions of Title IV of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C.
§§ 1301-371;
WHEREAS, PBGC has asserted that the Debtors and certain non-U.S. affiliates of the Debtors are liable for contributions due the Pension Plans under the Internal Revenue Code (“IRC”) and ERISA. 26 U.S.C. §§ 412, 430; 29 U.S.C. §§ 1082, 1083 (“Minimum Funding Obligations”);
WHEREAS, PBGC has filed with the Recorder of Deeds for the District of Columbia certain Notices Of Federal Lien Under 26 U.S.C. § 412(n) and/or § 430(k) (the “412(n)/430(k) Lien Notices”) with respect to liens that PBGC asserts against certain non-U.S. affiliates of the Debtors on account of unpaid Minimum Funding Obligations in connection with one or more of the Pension Plans;
WHEREAS, on July 26, 2006, PBGC timely filed proofs of claim asserting joint and several liability against each of the Debtors for unfunded benefit liabilities in the Pension Plans (collectively, the “Claims”). PBGC now estimates the current unfunded benefit liabilities for each Pension Plan as follows:
•	Delphi Retirement Program for Salaried Employees — $2,665,800,000

•	Delphi Hourly-Rate Employees Pension Plan — $4,351,000,000

•	ASEC Manufacturing Retirement Program — $14,000,000

•	Delphi Mechatronic Systems Retirement Program — $2,400,000

•	Packard-Hughes Interconnect Bargaining Retirement Plan — $11,500,000

•	Packard-Hughes Interconnect Non-Bargaining Retirement Plan — $26,900,000

WHEREAS, in 2007, the Debtors entered into the UAW-Delphi-GM Memorandum of Understanding, the IUE-CWA-Delphi-GM Memorandum of Understanding, the USW-Home Avenue Memorandum of Understanding, the USW-Vandalia Memorandum of Understanding, the IUOE Local 832S Memorandum of Understanding, the IUOE Local 18S Memorandum of Understanding, the IUOE Local 101S Memorandum of Understanding, the IBEW E&S Memorandum of Understanding, the IBEW Powertrain Memorandum of Understanding, and the IAM-Delphi Memorandum of Understanding, each as defined in the Modified Plan (defined below) (collectively, the “Labor MOUs”);
WHEREAS, the Bankruptcy Court entered Orders pursuant to 11 U.S.C. §§ 363, 1113 and 1114 approving each of the Labor MOUs on terms and conditions described in those Orders (collectively, the “Union 1113/1114 Settlement Approval Orders”);
WHEREAS, on October 26, 2007, the Bankruptcy Court entered an Order Under 11 U.S.C. §§ 363(c), 1107, and 1108, and Cash Management Order, and Alternatively, Under 11 U.S.C. §§ 363(b)(1) and 364(c), Confirming Authority of Delphi Automotive Systems (Holding), Inc. to Complete Intercompany Transfer of Funds, dated October 26, 2007 (Docket No. 10725) and on May 29, 2008 entered its Order Under 11 U.S.C. §§ 361 and 363, Fed. R. Bankr. P. 9019, And Cash Management Order Authorizing DASHI To Grant Adequate Protection To Pension Benefit Guaranty Corporation In Connection With Certain Intercompany Transfer Of Repatriated Funds (Docket No. 13694) which, among other things, granted conditional adequate protection liens to PBGC in the priority and with the validity set forth in such orders (the “Contingent PBGC Adequate Protection Liens”);
WHEREAS, on January 25, 2008, the Bankruptcy Court entered an order confirming the First Amended Joint Plan of Reorganization of Delphi Corporation and Certain Affiliates, Debtors and Debtors-In-Possession, as amended;
WHEREAS, on September 12, 2008, the Debtors filed their (i) Expedited Motion For Order Authorizing Debtors To Implement Amended And Restated Global Settlement Agreement And Master Restructuring Agreement With General Motors Corporation (Docket No. 14164) (the “GSA And MRA Amendment Motion”), seeking, among other things, to transfer the majority of the Hourly Plan to the General Motors Hourly-Rate Employees Pension Plan (the “GM Plan”) in two transfers totaling approximately $3.4 billion in net unfunded liabilities (the “414(l) Transfer”), with the first transfer occurring on or before September 29, 2008, in an amount sufficient to eliminate the accumulated funding deficiency arising on such date of $2.1 to $2.4 billion for its Hourly Plan (the “First 414(l) Transfer”) and (ii) Expedited Motion For Order Under 11 U.S.C. § 363 For Authority To Modify Benefits Under Hourly And Salaried Pension Programs And Modify Applicable Union Agreements In Connection Therewith (Docket No. 14162) (the “Hourly And Salaried Pension Modification Motion”), seeking approval to freeze their U.S. hourly and salaried pension plans, with the exception of the Bargaining Plan, which remains unfrozen;
WHEREAS, on September 23, 2008, the Court approved the Hourly And Salaried Pension Modification Motion and the Pension Plans (other than the Bargaining Plan) were frozen on September 30, 2008. The Debtors obtained Union consent on the terms set forth in certain implementation agreements and, after fulfilling the statutory notice requirements, the Hourly Plan was frozen on November 30, 2008;
WHEREAS, through the effectiveness of the Amended And Restated Global Settlement Agreement And Master Restructuring Agreement (the “Amended GSA and Amended MRA”), Delphi transferred a large portion of the Hourly Plan to the GM Plan by executing the first step of the 414(l) Transfer, to which the Debtors have attributed a value of $2.1 billion in net unfunded liabilities, but the second 414(l) Transfer contemplated under the Amended GSA and Amended MRA was never consummated;
WHEREAS, Delphi and General Motors Company (“New GM”) are expected to agree upon transfers of certain pension assets and accrued benefit liabilities to true-up the final pension assets and accrued benefit liabilities in accordance with certain transfers of assets and liabilities pursuant to section 414(l) transfers between (i) the Hourly Plan and the GM Plan (including the true-up for the First 414(l) Transfer) and (ii) the Salaried Plan and the General Motors Retirement Program For Salaried Employees, (together, the “414(l) True-Up Transfers”) pursuant to a settlement agreement to be entered into in substantially the same form as attached hereto as Exhibit A.
WHEREAS, on June 1, 2009, the Debtors filed their (A) Supplement to Motion for Order (I) Approving Modifications to Debtors’ First Amended Plan of Reorganization (as Modified) and Related Disclosures and Voting Procedures and (II) Setting Final Hearing Date to Consider Modifications to Confirmed First Amended Plan of Reorganization and (B) Request to Set Administrative Expense Claims Bar Date and Alternative Sale Hearing Date (Docket No. 16646) (the “Supplement to Plan Modification Approval Motion”) seeking approval of further modifications to their confirmed First Amended Joint Plan of Reorganization and a Supplement to its First Amended Disclosure Statement. Delphi’s First Amended Joint Plan of Reorganization of Delphi Corporation and Certain Affiliates, Debtors and Debtors-In-Possession (As Modified), (the “Modified Plan”), if approved by the Bankruptcy Court, provides for Delphi to emerge from chapter 11 reorganization through a transaction with Parnassus Holdings II, LLC, an affiliate of Platinum Equity, and with the support of GM Components Holdings LLC, an affiliate of New GM (the “Master Disposition Agreement”) or pursuant to an alternate transaction. In the event that the Debtors are not able to implement the transactions contemplated in the Master Disposition Agreement (or an alternate transaction) through the Modified Plan, the Debtors have requested that the Bankruptcy Court set a hearing date to approve the Master Disposition Agreement (or an alternate transaction) as contemplated by the Procedures Order (as defined below)) pursuant to section 363 of the Bankruptcy Code as contemplated by the Procedures Order (as defined below)) pursuant to section 363 of the Bankruptcy Code (the “Alternative Sale Hearing”), which hearing date shall be no later than July 23, 2009 (unless otherwise agreed to by the parties thereto), the date proposed for the hearing to approve the Modified Plan;
WHEREAS, the Supplement to Plan Modification Approval Motion was approved with modifications by order entered June 10, 2009 (Docket No. 17032) and was supplemented and amended by order entered June 29, 2009 (Docket No. 17376) (the “Procedures Order”);
WHEREAS, the Modified Plan contemplates that the Debtors will emerge from bankruptcy as reorganized entities (the “Reorganized Debtors”);

WHEREAS, section 10.2.5 of the Master Disposition Agreement provides that, as a condition to closing the transactions contemplated in the Master Disposition Agreement, “Delphi and its Affiliates shall be satisfied that the Delphi [Hourly Plan] will not be an obligation of Delphi following the Closing and Delphi shall have been relieved of all obligations with respect thereto”;
WHEREAS, sections 10.3.4 and 10.4.4 of the Master Disposition Agreement provide that, as a condition to closing the transactions contemplated in the Master Disposition Agreement, PBGC shall have agreed to remove any encumbrances of PBGC on the assets of the Debtors and their affiliates, including those assets to be sold under the Master Disposition Agreement;
WHEREAS, in furtherance of the transactions contemplated herein and the sale transactions contemplated in the Master Disposition Agreement or in an Alternative Transaction (as defined herein), PBGC expects to enter into a separate Waiver and Release Agreement (the “Release Agreement”) with New GM, as attached hereto as Exhibit B, inter alia, to resolve any and all asserted or unasserted liens and claims of PBGC against Delphi and any member of Delphi’s “controlled group” as defined in section 4001(a)(14) of ERISA, 29 U.S.C. § 1301(a)(14) (collectively, the “Delphi Group”); and
WHEREAS, to the extent that the Pensions Plans are terminated, the Parties acknowledge that absent the compromises set forth in this Agreement and the Release Agreement, the PBGC would have been entitled to a general unsecured claim in the approximate amount of $7 billion plus the potential for additional recovery depending on the outcome of litigation that would have ensued related to the Contingent PBGC Adequate Protection Liens.
NOW THEREFORE, in consideration of the premises set forth above and by execution of this Agreement, Delphi and PBGC agree as follows:
1.	PBGC Claims. Effective as of the Closing Date (as defined below), whether pursuant to the Debtors’ proposed Modified Plan, or in the alternative, in connection with the sale transaction to be approved at the Alternative Sale Hearing, PBGC shall receive an allowed prepetition general unsecured claim against each of the Debtors in the aggregate amount of $3.0 billion (the “Allowed PBGC General Unsecured Claim”). If the Modified Plan is approved and consummated, PBGC shall receive in respect of the Allowed PBGC General Unsecured Claim the treatment set forth in Article 5.4 of the Modified Plan. If the Modified Plan is not approved and consummated, PBGC shall be entitled to receive in respect of the Allowed PBGC General Unsecured Claim treatment that is no less favorable than the treatment afforded to any other allowed prepetition, general, nonpriority unsecured claim against any of the Debtors.

2.	Releases.
(a)	The distributions set forth in section 1 above together with the consideration set forth in the Release Agreement shall fully satisfy all obligations of the Delphi Group under Title IV of ERISA with respect to the Pension Plans, shall constitute the recovery afforded to PBGC on account of the claims related to the Pension Plans, and shall also fully satisfy (i) all liens asserted and/or assertable by PBGC against the Delphi Group with respect to the Pension Plans and (ii) the Contingent PBGC Adequate Protection Liens.

(b)	Effective as of the Closing Date, PBGC on its own behalf and in every other capacity in which it may now or in the future act, unconditionally and forever releases and discharges the Debtors, Reorganized Debtors, Delphi Group and each of its members and each of its (or their) current and former shareholders, partners, members, officers, directors, employees, agents, owners, and each of its (or their) heirs, agents, executors, administrators, attorneys, predecessors, successors and assigns (collectively referred to hereinafter as the “PBGC Releasees”) from any and all disputes, controversies, suits, actions, causes of action, claims, assessments, demands, debts, sums of money, damages, judgments, liabilities, liens (including, without limitation the Contingent PBGC Adequate Protection Liens), and obligations of any kind whatsoever, upon any legal or equitable theory (whether contractual, common law, statutory, federal, state, local or otherwise), whether known or unknown, that PBGC ever had, now has, or hereafter can, shall or may have, from the beginning of time, against the PBGC Releasees by reason of any matter, cause or thing whatsoever, relating to obligations to PBGC with respect to the Pension Plans under ERISA or otherwise (including, without limitation, PBGC’s allegations of administrative, secured, or priority status for its claims with respect to the Pension Plans); and PBGC will take no action, direct or indirect, against the PBGC Releasees to collect, impose, or enforce liability or liens (including, without limitation the Contingent PBGC Adequate Protection Liens) with respect to the Pension Plans under ERISA, the IRC, or otherwise (collectively, the “Released Claims”). Notwithstanding the foregoing, nothing in this Agreement will (i) release or discharge Delphi from its obligations hereunder, including, without limitation, its obligation to grant to PBGC the Allowed PBGC General Unsecured Claim or (ii) release or discharge any person or entity from liability arising as a result of such person’s breach of fiduciary duty under ERISA.

(c)	Effective as of the termination of the Pension Plans, Delphi, on behalf of the Debtors and the members of the Delphi Group (the “Delphi Releasors”), unconditionally and forever releases and discharges PBGC from any and all disputes, controversies, suits, actions, causes of action, claims, assessments, demands, debts, sums of money, damages, judgments, liabilities, and obligations of any kind whatsoever, upon any legal or equitable theory (whether contractual, common law, statutory, federal, state, local or otherwise), whether known or unknown, that the Delphi Releasors ever had, now have, or hereafter can, shall or may have, from the beginning of time, against PBGC by reason of any matter, cause or thing whatsoever, relating to obligations with respect to the Pension Plans under ERISA or otherwise. Notwithstanding the foregoing, nothing in this Agreement will release or discharge PBGC from its obligations hereunder.

(d)	PBGC shall withdraw all 412(n)/430(k) Lien Notices relating to the Pension Plans, including but not limited to any notices related to the Contingent PBGC Adequate Protection Liens, and shall use its reasonable best efforts to complete such withdrawals within 60 days after the closing (the “Closing Date”) of the Master Disposition Agreement or an alternative transaction, as contemplated by the Procedures Order, to which New GM is a party (an “Alternative Transaction”).
3.	Termination of the Pension Plans.
(a)	Non-Bargaining Plans. As soon as reasonably practicable after entry of an order approving the Modified Plan or a sale transaction at the Alternative Sale Hearing, PBGC staff will determine whether to initiate and/or proceed with the involuntary termination under 29 U.S.C. § 1342 of each of the Pension Plans, other than the Bargaining Plan and the Hourly Plan (such remaining Pension Plans, the “Non-Bargaining Plans”), which terminations shall be effective on the date established under 29 U.S.C. § 1348 (the “Termination Date”). Upon issuance by PBGC of a notice of determination pursuant to 29 U.S.C. § 1342 that the Non-Bargaining Plans should terminate with a date of plan termination as of the Termination Date, PBGC and the plan administrator shall execute termination and trusteeship agreements in the form attached hereto as Exhibit C with respect to each Non-Bargaining Plan, terminating each Non-Bargaining Plan, establishing the Termination Date as the date of plan termination, and appointing PBGC as the statutory trustee of each Non-Bargaining Plan.

(b)	Bargaining Plan and Hourly Plan. As soon as reasonably practicable after entry of an order approving the Modified Plan or a sale transaction at the Alternative Sale Hearing, PBGC staff will determine whether to initiate and/or proceed with the involuntary termination under 29 U.S.C. § 1342 of the Bargaining Plan and/or the Hourly Plan, which terminations shall be effective on the Termination Date. If and when PBGC issues a notice of determination pursuant to 29 U.S.C. § 1342 that the Bargaining Plan and/or Hourly Plan should terminate on the Termination Date, PBGC shall seek termination of the Bargaining Plan and/or Hourly Plan pursuant to 29 U.S.C. § 1342(c).
(i)	In connection with seeking Bankruptcy Court approval of the Agreement as contemplated under section 6(a) hereof, Delphi shall seek a finding by the Bankruptcy Court that such termination is not a violation of the Labor MOUs, the Union 1113/1114 Settlement Approval Orders, or the Local Agreement Between Delphi Connection Systems (formerly Packard-Hughes Interconnect) And Electronic And Space Technicians Local 1553, and any modifications thereto. In the event that the Bankruptcy Court approves this Agreement and makes the foregoing finding, PBGC and Delphi shall execute a termination and trusteeship agreement in the form attached hereto as Exhibit C with respect to the Bargaining Plan and/or the Hourly Plan, terminating the Bargaining Plan and/or the Hourly Plan, establishing the Termination Date as the date of plan termination, and appointing PBGC statutory trustee of the Bargaining Plan and/or the Hourly Plan.

(ii)	In the event that the Bankruptcy Court fails or refuses to issue the finding described in section 3(b)(i), PBGC shall seek issuance of an order by a United States District Court terminating the Bargaining Plan and/or Hourly Plan pursuant to 29 U.S.C. § 1342(c), establishing the Termination Date as the date of plan termination, and appointing PBGC statutory trustee of the Bargaining Plan and/or the Hourly Plan.
4.	Waiver. Except with respect to any requirement for court approval or judicial determination, each Party may waive in writing the benefit of the other Party’s compliance with any particular provision of this Agreement. No waiver by a Party with respect to any breach or default or of any right to remedy and no course of dealing or performance will be deemed to constitute a continuing waiver of any breach or default or of any other right or remedy, unless such waiver is expressed in writing signed by the Party to be bound. The failure of a Party to exercise any right will not be deemed a waiver of such right or rights in the future.

5.	Mutual Cooperation. The Parties will cooperate with each other in connection with the transfer of Pension Plan property to PBGC as statutory trustee.

6.	Conditions Precedent. The effectiveness of this Agreement shall be subject to each of the following conditions: (a) Bankruptcy Court approval of this Agreement; (b) Bankruptcy Court approval of the Master Disposition Agreement or an Alternative Transaction through either the entry of an order (i) confirming the Modified Plan or (ii) approving a sale under section 363 of the Bankruptcy Code, (c) to the extent the Bankruptcy Court approves an Alternative Transaction, such transaction shall include consideration to PBGC (i) that is greater than or equal to the aggregate amount of the consideration that PBGC would have received under section 1 of this Agreement together with the aggregate amount of the consideration payable to PBGC under the Release Agreement and (ii) that is in the same form of currency as the current consideration or, if the consideration is not in the same form of currency, the form of currency is reasonably satisfactory to PBGC, (d) the consideration to be received on the Closing Date by PBGC from New GM in accordance with the Release Agreement shall have been received, (e) the consummation of the Master Disposition Agreement or an Alternative Transaction, and (f) solely as to Delphi, execution of the termination and trusteeship agreements as set forth in section 3(a) and 3(b)(i) above, each of which condition in this subsection (f) may be waived by Delphi. The Parties agree that this Agreement shall be null and void should the conditions precedent set forth in this section 6 not be satisfied or, if applicable, waived. The Parties further agree that the conditions precedent set forth in this section 6 shall be satisfied prior to or simultaneous with the Closing Date.

7.	Restructuring Activities and Modified Plan. PBGC shall support confirmation of the Modified Plan and entry by the Bankruptcy Court of an order confirming the Modified Plan or a sale under section 363 of the Bankruptcy Code to effect the transactions contemplated in the MDA; provided that, for the avoidance of doubt, nothing in this Agreement shall constitute an agreement by PBGC to vote to accept or reject the Modified Plan. Nothing herein shall limit or impair PBGC’s rights to object to the claims of other creditors.
8.	Further Assurances Regarding the Pension Plans. From time to time, the Debtors (or the Reorganized Debtors, as applicable) and PBGC shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to any limitation set forth in this Agreement), as any such Party may reasonably deem necessary or desirable to consummate the transactions with respect to the Pension Plans as contemplated by this Agreement.
9.	Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon the earlier of receipt or (i) five business days after deposit in the United States mail, registered or certified mail, first-class postage prepaid, return receipt requested, (ii) one business day after deposit with Federal Express or similar overnight courier, or (iii) same day if delivered by hand, and addressed as provided in Exhibit D attached hereto or such other address as any Party may, from time to time, specify in writing to the others.
10.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with federal law and, except to the extent preempted by federal law, the laws of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
11.	Retention of Jurisdiction. Except as necessary to satisfy section 3(b)(ii) hereof, the Debtors or the Reorganized Debtors, as the case may be, and PBGC irrevocably submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to the Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in the Bankruptcy Court), unless ERISA requires a different jurisdiction.
12.	Enforcement of Agreement. The Debtors or the Reorganized Debtors, as the case may be, and PBGC agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Debtors and PBGC shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and enforce specifically the terms and provisions hereof, this being in addition to all other remedies at law or in equity.
13.	Authority. Subject to Bankruptcy Court approval in the Debtors’ chapter 11 cases, each of the Parties represents that it has the authority to enter into this Agreement and to enter into the transactions contemplated thereby.

14.	Non-Severability. Each of the terms of this Agreement is a material and integral part hereof. Should any provision of this Agreement be held unenforceable or contrary to law, the entire Agreement shall be deemed null and void.
15.	Representations and Warranties. The Parties hereto acknowledge that they are executing this Agreement without reliance on any representations, warranties, or commitments other than those representations, warranties, and commitments expressly set forth in this Agreement.
16.	Entire Understanding. This Agreement, together with the Release Agreement and the Modified Plan, constitutes the entire understanding of the Parties in connection with the subject matter covered herein and therein. This Agreement may not be modified, altered, or amended except by an agreement in writing signed by the Parties.
17.	Third Party Beneficiaries. Except for any purchaser of the Debtors’ businesses through the Master Disposition Agreement or an Alternative Transaction, no provision of this Agreement, nor anything expressed or implied herein, is intended to confer upon any Person, other than the Parties hereto, any claims, rights, or remedies hereunder.
18.	No Party Deemed Drafter. This Agreement is being entered into among competent persons who are experienced in business and represented by counsel, and has been reviewed by the Parties hereto and each of their counsel. Therefore, any ambiguous language in this Agreement shall not be construed against any particular party as the drafter of such language.
19.	Counterparts. This Agreement may be executed in any number of counterparts and by the different Parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.

Accepted and agreed to by:

Delphi Corporation, on its own behalf and on behalf of its affiliated Debtors		Pension Benefit Guaranty Corporation

By:	/s/ John D. Sheehan	By:	/s/ Terrence Deneen

Name: John D. Sheehan		Name: Terrence Deneen
Title: Vice President & Chief Financial Officer		Title: Chief Insurance Program Officer
Dated: July 21, 2009		Dated: July 21, 2009

Exhibit A
414(l) True-Up Transfers Agreement
     The 414(l) True-Up Transfers agreement will be filed as soon as reasonably practicable after it is finalized.

Exhibit B
Release Agreement
     The Release Agreement will be filed as soon as reasonably practicable after it is finalized.

EXHIBIT C
AGREEMENT FOR APPOINTMENT OF
TRUSTEE AND TERMINATION OF PLAN
This is an AGREEMENT between the Pension Benefit Guaranty Corporation (“PBGC”) and [Plan Administrator].
RECITALS:
A. PBGC is a United States government agency established by Title IV of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§1301-1461 (“ERISA”).
B. [Name of contributing sponsor] (“Company”) is a [corporation, partnership, sole proprietorship, etc.] organized under the laws of [name of state], with its principal place of business located in [name of city, state].
C. Effective [effective date of plan], the Company [or, if different, name of original contributing sponsor] established the [name of pension plan] (“Plan”) to provide retirement benefits for certain of its employees.
D. The Plan is an employee pension benefit plan to which 29 U.S.C. § 1321(a) applies and is not exempt under 29 U.S.C. § 1321(b). The Plan is therefore covered by Title IV of ERISA.
E. [Plan Administrator] is the administrator of the Plan within the meaning of 29 U.S.C. §§ 1002(16) and 1301(a)(1).
F. [Recommended termination date]

G. On [termination date], the Company was a contributing sponsor of the Plan within the meaning of 29 U.S.C. § 1301(a)(13).
H. PBGC has issued to [Plan Administrator] a Notice of Determination under 29 U.S.C. § 1342(a) that [list applicable statutory criterion/criteria], and that the Plan should be terminated under 29 U.S.C. § 1342(c).
NOW THEREFORE, the parties agree:
1. The Plan is terminated under 29 U.S.C. § 1342(c).
2. The Plan termination date is [termination date], under 29 U.S.C. § 1348.
3. PBGC is appointed trustee of the Plan under 29 U.S.C. § 1342 (c).
4. [Plan Administrator] and any other person having possession or control of any records, assets or other property of the Plan shall convey and deliver to PBGC any such records, assets or property in a timely manner . PBGC reserves all its rights to pursue such records, assets, and other property by additional means, including but not limited to issuance of administrative subpoenas under 29 U.S.C. § 1303.
5. PBGC will have, with respect to the Plan, all of the rights and powers of a trustee specified in ERISA or otherwise granted by law.

The persons signing this Agreement are authorized to do so. The Agreement will take effect on the date the last person signs below.
[PLAN ADMINISTRATOR]

Dated:	By:
[Title]
PENSION BENEFIT GUARANTY CORPORATION

Dated:	By:
Auditor

EXHIBIT D: NOTICE PARTIES

If to Delphi:	DELPHI CORPORATION
5725 Delphi Drive
Troy, Michigan 48098
Attn: Executive Director of Restructuring

With a copy to:	DELPHI CORPORATION
5725 Delphi Drive
Troy, Michigan 48098
Attn: Deputy General Counsel -
Transactional & Restructuring

With a copy to:	SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
155 North Wacker Drive
Chicago, Illinois 60606
Attn: John Wm. Butler, Jr.
Ron E. Meisler

If to Pension Benefit Guaranty Corporation:	PENSION BENEFIT GUARANTY CORPORATION
1200 K Street, N.W.
Washington, D.C. 20005
Attn: Israel Goldowitz, Chief Counsel
Karen L. Morris, Deputy Chief Counsel
John A. Menke, Assistant Chief Counsel
Ralph L. Landy, Attorney
C. Wayne Owen, Jr., Attorney